PRESS RELEASE: TRISTAR CORPORATION

                                                           For Immediate Release
For More Information, Call:
Mr. Robert M. Viola, Executive Vice President and Chief Financial Officer
(210) 402-2200

TRISTAR CORPORATION ANNOUNCES RECORD EARNINGS FOR THE THIRTEEN WEEKS AND FISCAL YEAR ENDED AUGUST 26, 2000.


SAN ANTONIO, TEXAS, NOVEMBER 21, 2000 - TRISTAR CORPORATION (NASDAQ: TSAR) today announced record earnings for the thirteen weeks and fiscal year ended August

26, 2000.


Net sales for the fourth fiscal quarter of 2000 were $16,509,000 as compared to

$14,043,000 for fiscal 1999, an increase of $2,466,000 or 17.6%. Net income for the fiscal fourth quarter was $1,333,000 in 2000, almost double the net income of $698,000 for the same period in 1999. Net income applicable to common stock after giving effect to preferred stock dividends was $1,109,000 or $.06 per diluted share and $502,000 or $.03 per diluted share in the respective fiscal periods. The marked improvement in operating results related mainly to the sales increase coupled with a favorable product mix resulting in higher gross profits.


For the fiscal year ended August 26, 2000, net sales were virtually flat at

$55,608,000 versus $55,994,000 in fiscal 1999. Net income was $1,673,000 for the fiscal year ended August 26, 2000, and after giving effect to $1,253,000 attributable to preferred stock dividends and a beneficial conversion feature relating to a preferred stock issuance, the Company recorded net income applicable to common stock of $420,000 or $.02 per diluted share in fiscal 2000.

This compares to net income of $422,000, and after giving effect to $1,478,000 of preferred stock dividends and beneficial conversion feature, a net loss of

$1,056,000 or $.06 per diluted share in fiscal 1999. The year over year improvement in operating results related mainly to higher gross profit attributable to an improved sales mix.


The sales increase in the fiscal fourth quarter of 17.6% was largely attributable to improved demand in the mass merchandise and chain drug channel of distribution. Sales for the full fiscal year 2000 were virtually flat with the prior year reflecting improvement in the mass merchandise and chain drug channel, which totally offset declines in the U.S. wholesale and direct export segments of the business. Additionally, the Company sold a wholly owned subsidiary in Mexico in the first quarter of fiscal 1999, which also contributed to the sales differential versus the prior year.


Mr. Robert M. Viola, Senior Executive Vice President and Chief Financial Officer

stated that, "Fiscal 2000 has concluded on an extremely positive note. The strong sales and earnings growth in the last quarter serves to confirm the strategic marketing and distribution directions that we have embarked upon. Such planning coupled with operational and manufacturing initiatives previously undertaken, are beginning to pay dividends."

Richard R. Howard, President and Chief Executive Officer added, "The Fragrance

Impressions Ltd. acquisition and successful integration in Fiscal 2000 has significantly positioned Tristar as an important and respected supplier to the

U.S. mass merchandise and chain drug industry. With the additional distribution outlets penetrated as a result of this alliance, Tristar is now in position to optimize future new product offerings and profit margins."


Certain statements contained herein are "forward-looking" statements (as such term is defined in Section 27A of the Securities Exchange Act of 1933 and

Section 21E of the Securities Exchange Act of 1934). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those discussed in filings made by the Company with the Securities and Exchange Commission.


TRISTAR CORPORATION is engaged in developing, manufacturing, and marketing an extensive line of value-priced products comprised of designer alternative fragrances, contemporary cosmetics, and selected toiletry products. These products are distributed by the Company in North and South America primarily to chain stores, mass merchandisers, retail outlets, distributors, and wholesalers.

                      TRISTAR CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                        THIRTEEN WEEKS ENDED                  FIFTY-TWO WEEKS ENDED
                                                  ----------------------------------    ----------------------------------
                                                    AUGUST 26,          AUGUST 28,         AUGUST 26,        AUGUST 28,
                                                       2000                1999               2000              1999
                                                  ---------------    ---------------    ---------------    ---------------
Net sales .....................................   $    16,509,000    $    14,043,000    $    55,608,000    $    55,994,000

Cost of sales .................................        10,444,000          9,561,000         37,343,000         39,867,000
                                                  ---------------    ---------------    ---------------    ---------------

Gross profit ..................................         6,065,000          4,482,000         18,265,000         16,127,000

Selling, general and administrative expenses ..         4,170,000          3,403,000         14,538,000         14,324,000
                                                  ---------------    ---------------    ---------------    ---------------

Income (loss) from operations .................         1,895,000          1,079,000          3,727,000          1,803,000

Other income (expense):
    Interest expense ..........................          (519,000)          (260,000)        (1,968,000)        (1,246,000)
    Other expense .............................            51,000           (114,000)            11,000           (128,000)
                                                  ---------------    ---------------    ---------------    ---------------

Income (loss) before provision for income taxes         1,427,000            705,000          1,770,000            429,000

Provision for income taxes ....................            94,000              7,000             97,000              7,000
                                                  ---------------    ---------------    ---------------    ---------------

Net income (loss) .............................   $     1,333,000    $       698,000    $     1,673,000    $       422,000
                                                  ---------------    ---------------    ---------------    ---------------

Less:
    Preferred stock dividends .................          (224,000)          (196,000)          (881,000)          (797,000)
    Effect of beneficial conversion feature ...              --                 --             (372,000)          (681,000)
                                                  ---------------    ---------------    ---------------    ---------------
Net income (loss) applicable to common stock ..   $     1,109,000    $       502,000    $       420,000    $    (1,056,000)
                                                  ===============    ===============    ===============    ===============

Earnings per common share:

    Basic .....................................   $           .07    $           .03    $           .03    $          (.06)
                                                  ===============    ===============    ===============    ===============

    Diluted ...................................   $           .06    $           .03    $           .02    $          (.06)
                                                  ===============    ===============    ===============    ===============